                                                                      EXHIBIT 12


                 KENT ELECTRONICS CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIO)

                                                      Fiscal years ended
                               --------------------------------------------------------------
                                  April 2,   April 1,   March 30,     March 29,     March 28,
                                   1994        1995       1996        1997/(1)/        1998
                                  -------    --------   ---------   -------------   ---------
Earnings before income taxes       $15,902    $23,511     $49,095     $    45,100     $58,167

Add fixed charges                      783      1,085       1,857           2,363       6,647
                                   -------    -------     -------     -----------     -------
Earnings as adjusted                16,685     24,596      50,952          47,463      64,814
                                   =======    =======     =======     ===========     =======

Fixed charges:

  Interest expense                     156        340         898           1,192       5,272

  Interest portion of rental
    expense/(2)/                       627        745         959           1,171       1,375
                                   -------    -------     -------     -----------     -------
Total fixed charges                $   783    $ 1,085     $ 1,857     $     2,363     $ 6,647
                                   =======    =======     =======     ===========     =======

Ratio of earnings to fixed           21.3x      22.7x       27.4x           20.1x        9.8x
 charges                           =======    =======     =======     ===========     =======

/(1)/ Includes non-recurring merger and integration charges of $5.5 million, pre-tax, in fiscal year 1997. Exclusive of such charges, the ratio of earnings to fixed charges for fiscal year 1997 was 22.4.

/(2)/ The interest factor of rental expense is estimated at one-third of total rental expense, which the Company believes to be a reasonable approximation.